Issuer Repurchase Plan

This Issuer Repurchase Plan (this “Plan”) is entered into this 9th day of March, 2007 between Harris Interactive Inc. (the “Company”) and Piper Jaffray & Co. (the “Broker”).

Recitals

The Company desires to establish this Plan to systematically repurchase shares of its of common stock, no par value (the “Stock”).

The Company desires to engage the Broker to effect repurchases of shares of the Stock in accordance with this Plan.

The Stock is principally traded on the NASDAQ (the “Exchange”).

Agreement

Therefore, the Company and the Broker hereby agree as follows:

1. The Broker shall effect a purchase (each a “Planned Transaction”), commencing March 12, 2007 of:

•	The number of shares equal to 100% of the maximum 10b-18 volume calculation if the price per share is $6.00 or lower, each day on which the Exchange is open and the stock trades regular way trading.

•	There will be no purchases if the price per share is above $6.00.

2. This Plan shall become effective on the date hereof and shall terminate on the earliest to occur of:

•	$21,783,529 of Stock having been repurchased: or

•	May 8, 2007

Notwithstanding the foregoing provisions of this Paragraph 2, the Company may terminate this Plan at any time by providing written notice of termination prior to the requested date of termination.

3. The Company understands that if the Broker is not able to effect part or all of a Planned Transaction consistent with ordinary principles of best execution or due to a market disruption or a legal, regulatory, or contractual restriction applicable to the Broker, then such Planned Transaction, or part thereof, shall be canceled and shall not be effected pursuant to this Plan.

4. The Company represents and warrants that:

(a) it is not currently aware of any material nonpublic information with respect to the Company or any securities of the Company (including the Stock);

(b) it is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from conducting the Planned Transactions in accordance with this Plan;

(c) it is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1; and

(d) the repurchase of Stock pursuant to this Plan has been duly authorized by the Company and is consistent with the Company’s publicly announced Stock repurchase program.

5. The Company shall immediately notify the Broker if the Company becomes subject to a legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from making Planned Transactions under this Plan, and, in such a case, the Company and the Broker shall cooperate to amend or otherwise revise this Plan to take account of the restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with SEC Rule 10b5-1(c) or SEC Rule 10b-18).

6. It is the parties’ intent that this Plan comply with the requirements of SEC Rule 10b5-1(c)(1) and this Plan shall be interpreted to comply with the requirements thereof. Any provision of this Plan that cannot be construed in accordance with Rule 10b5-1(c) shall be void.

7. In no event shall the Broker effect any such Planned Transaction if it would exceed the then-applicable volume limitation of SEC Rule 10b-18, counting block transactions against the volume limitation. The Broker agrees to comply with SEC Rule 10b5-18 in effecting any purchase of Stock pursuant this Plan. The Company agrees not to take any action which would cause any Planned Transaction not to comply with Rule 10b-18.

8. The Company may suspend the Planned Transactions at such times and for such periods as may be advisable to ensure compliance with, among other things, applicable securities laws and regulations, rules of the Exchange, or contractual or accounting requirements in connection with acquisitions or dispositions by the Company or the Company’s purchases or sales of its securities. Any such suspension shall be communicated to the Broker in writing by the Company’s General Counsel or other appropriate compliance officer and shall contain an acknowledgment that such suspension is being made in accordance with Rule 10b5-1(c).

9. The Broker agrees not to use any information about the Planned Transactions in connection with purchases or sales of, or trading in, any securities of the Company, or derivative securities thereof, or provide other people with such information or recommend that other people buy or sell securities based upon such information.

10. All share numbers and dollar amounts set forth in this Plan shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

11. This Plan may be amended only by a writing executed by the Company and the Broker. Any such writing shall contain the Company’s representation that it is aware of no material nonpublic information regarding the Company or any of its securities (including the Stock) as of the date thereof.

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

HARRIS INTERACTIVE INC.

By: /s/ Ronald E. Salluzzo
Its: Executive Vice President and Chief Financial Officer

PIPER JAFFRAY & CO.

By: /s/ David Kerr
Its: Vice President

M1:905744.01